Exhibit 99.2

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Announces That Motions for Temporary Restraining Orders

to Block Equity Offering Closing Have Been Denied

Newton, MA (March 4, 2013):  CommonWealth REIT (NYSE: CWH) today announced that rulings by the United States District Court for the District of Massachusetts issued after the market close today denied two separate motions which sought to enjoin the closing of CommonWealth’s recent equity offering.  The motions had been filed by (i) Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) and (ii) Delaware County Employees Retirement Fund (“Del-Co”).  Among other reasons for denying both motions, the court found that Corvex/Related and Del-Co failed to meet their burden of showing there was a likelihood that the claims asserted by them regarding the share issuance would succeed.

The recent CommonWealth equity offering of 34,500,000 shares is expected to close tomorrow, March 5, 2013.

CommonWealth REIT is a real estate investment trust, or REIT, which primarily owns office properties located throughout the United States.  CommonWealth is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON COMMONWEALTH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED TO OCCUR.  FOR EXAMPLE:

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

•                  THIS PRESS RELEASE REFERS TO THE SALES OF 34,500,000 SHARES IN THE EQUITY OFFERING.  THE CLOSINGS OF THESE SALES ARE SUBJECT TO VARIOUS CONDITIONS.  IF THESE CONDITIONS ARE NOT SATISFIED, THESE SALES MAY NOT CLOSE.  IN ADDITION, LITIGATION HAS BEEN COMMENCED AGAINST COMMONWEALTH SEEKING, AMONG OTHER THINGS, TO RESCIND THE EQUITY OFFERING SHOULD IT BE COMPLETED.  THERE CAN BE NO ASSURANCE THAT THE EQUITY OFFERING WILL BE CONSUMMATED, THAT IT WILL NOT BE DELAYED OR THAT THE TERMS WILL NOT CHANGE.

•                  THIS PRESS RELEASE STATES THAT THE MOTIONS IN THE DEL-CO ACTION AND RELATING TO THE CORVEX/RELATED COMPLAINT HAVE BEEN DENIED.  AN IMPLICATION OF THESE STATEMENTS MAY BE THAT THE COURT PROCEEDINGS HAVE BEEN COMPLETED, OR THAT COMMONWEALTH WILL PREVAIL IN THESE LITIGATIONS.  BOTH OF THESE LITIGATIONS AND OTHER LITIGATION BROUGHT OR WHICH MAY IN THE FUTURE BE BROUGHT AGAINST COMMONWEALTH OR ITS TRUSTEES OR OFFICERS ASSERT OR MAY ASSERT ADDITIONAL CLAIMS RELATED OR UNRELATED TO THE EQUITY OFFERING, AND COMMONWEALTH CAN PROVIDE NO ASSURANCES REGARDING THE FINAL OUTCOMES OF THESE LITIGATIONS. LITIGATIONS SOMETIMES PRODUCE UNEXPECTED RESULTS AND THEY COULD BE COSTLY AND COULD DIVERT THE TIME AND ATTENTION OF COMMONWEALTH’S MANAGEMENT FROM THE OPERATIONS OF ITS BUSINESS.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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